GEROVA Financial Group Files Form 15F to Deregister in the USA; Under the Securities Exchange Act of 1934

HAMILTON, BERMUDA--(Marketwire- 06/15/11) - Gerova Financial Group, Ltd. ("Gerova")  (the "Company"), a financial services company incorporated under the laws of Bermuda, announced today that it intends to terminate the registration of its Ordinary Shares, Warrants and Units (the “Securities”) under Section 12(g) and to terminate its reporting obligations with the United States Securities and Exchange Commission (the "SEC") under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The termination of the Company's registration of its Ordinary Shares in the United States and termination of its reporting obligations to file or submit reports under Section 13(a) and Section 15(d) of the Exchange Act are expected to become effective no later than 90 days after such filing if there are no objections from the SEC. As a result of this filing, Gerova's reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended.

The Company is filing Form 15F in reliance on Rule 12h-6(a)(4)(ii) (17 CFR 240.12h-6(a)(4)(ii)), since the number of record holders of the subject class of equity securities on a worldwide basis or who are United States residents at a date within 120 days before filing this Form is less than 300 shareholders.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of the management of the Company, are subject to risks and uncertainties, which could cause events to differ from the forward-looking statements.

Contact:

Gerova Financial Group, Ltd.
(441) 269-7777
investor.relations@gerova.com